Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 7 to Registration Statement No. 333-161632 of our reports dated September 27, 2010 relating to the consolidated financial statements of GAIN Capital Holdings, Inc. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
New York, New York
November  24, 2010